Exhibit 99.1

NEWS

93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Increases Dividend
Marking 39 Consecutive Years of Increasing Dividend Payments

         Clinton, Connecticut, August 20, 2008 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) announced that on August 19, 2008 the Company’s Board of Directors approved an annualized dividend increase of two-cents per common share, or 2.3%, above the current cash dividend. The quarterly cash dividend on common shares was increased to $0.2225 per quarter from $0.2175. The increased dividend will be effective with the dividend declared by the Board on common shares payable on September 16, 2008 for shareholders of record as of September 2, 2008.

Eric W. Thornburg, Connecticut Water’s President and CEO, stated, “Connecticut Water’s Board of Directors decided that it was an appropriate time to increase the dividend beyond the one-cent increase declared over each of the past several years. Our renewed focus on growing our business through acquisitions and executing well in the regulated water utility segment of our business has positioned the Company to double the amount of recent annual dividend increases.”

Connecticut Water has paid dividends on common stock each quarter since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 39 years.

Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on October 15, 2008 for shareholders of record as of October 1, 2008, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares on November 3, 2008 for shareholders of record as of October 20, 2008.

The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) available to registered shareholders.  Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

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News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT  06413-1600
860.669.8630, ext 3016

This news release may contain certain forward-looking statements regarding the Company’s results of operations and financial position.  These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the Connecticut Department of Public Utility Control, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute. From time to time, the Company may acquire other regulated and/or unregulated water companies. Profitability on these acquisitions is often dependent on the successful integration of these companies, including the January 2008 acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.